Pricing Supplement No. 13                       Filing under Rule 424(b)(3)
(To Prospectus dated February 3, 1995, as       Registration No. 33-53855
 supplemented by Prospectus Supplement
 dated January 31, 1997)
Dated:  February 13, 1997                       CUSIP: 24710X  AR 9

                                  $124,200,000
                         Delmarva Power & Light Company
                          Medium-Term Notes, Series C


Principal Amount ($):   5,700,000         Original Issue Date:  2/19/97
Interest Rate (%): 7.54                   Stated Maturity Date:  2/1/17
Issue Price (%): 100.00                   Interest Payment Dates:  2/1 and 8/1
Selling Agent's Commission (%):  N/A      Initial Interest Payment Date: 8/1/97
Purchasing Agent's Discount (%):  .750    Redeemable:  Yes     No x
                                                          ---     -
Net Proceeds to Company ($):  5,557,250   Initial Redemption Date:  N/A
Reallowance (%):   N/A                    Redemption Limitation Date:  N/A
Selling Concession (%):  N/A

Redemption Prices (if any): The Initial Redemption Price shall be ___% of the principal amount of such Notes to be redeemed and shall decline on each anniversary of the Initial Redemption Date by a Reduction Percentage of ___% of the principal amount to be redeemed until the redemption price shall be 100% of such principal amount.

Additional terms:  Book Entry (DTC)


	Prior to the date of this Pricing Supplement, the Company has sold $108.5 million principal amount of Medium-Term Notes, Series C pursuant to Registration Statement No. 33-53855.

        N/A as used herein means "Not Applicable."

	THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE PROSPECTUS AND PROSPECTUS SUPPLEMENT TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                              MORGAN STANLEY & CO.
                                  INCORPORATED